FOR IMMEDIATE RELEASE                 Contact: Laura Wakeley
Office: 717-291-2616

Moxley appointed to
Fulton Financial Corporation Board of Directors

(May 5, 2015) -- LANCASTER, PA. - James R. (“Rob”) Moxley III was elected to the board of directors of Fulton Financial Corporation (NASDAQ: FULT), at the Corporation’s Annual Shareholders’ Meeting on May 5, 2015.
As a director of Fulton Financial Corporation, Mr. Moxley’s responsibilities will include appointing and reviewing the performance of senior management, reviewing and evaluating the Corporation’s financial and operational results, approving its overall strategic direction, and representing the interests of its shareholders.
“Rob has served on the board of The Columbia Bank, a subsidiary of the Fulton Financial Corporation, since 1999 and has proven to have an extensive and valuable knowledge of many different areas of business and the financial industry,” said E. Philip Wenger, chairman, president and chief executive officer. “We are pleased to add his experience and perspective to the Fulton Financial board.”
Since 1992, Mr. Moxley has served as Principal of Security Development Corporation, a real estate development firm specializing in commercial and residential projects. Previously, he was an associate of the Baltimore law firm, Venable, Baetjer and Howard.
He has served on numerous boards and in many civic roles. He currently serves as a founding director of the Real Estate Charitable Foundation of Maryland and as a trustee of the Howard Hospital Foundation. He is the former board chair and remains a trustee of Glenelg Country School. Moxley is also a founding director and president of the Howard County 4-H Foundation.
Mr. Moxley holds a B.A. in Economics from Duke University and a J.D. from Duke University School of Law.

Fulton Financial Corporation, a $17.4 billion Lancaster, Pa.-based financial holding company, has approximately 3,700 employees and operates 244 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six subsidiary banks.

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